CONTACT: Mary Ann Wilson, People's Bancshares, Inc.   (508)991-2771

FOR IMMEDIATE RELEASE

           INSTUTIONAL SHAREHOLDER SERVICES RECOMMENDS SUPPORT FOR THE
                          BOARD OF PEOPLE'S BANCSHARES

New Bedford, MA June 9, 2000 - People's Bancshares, Inc. (NASDAQ: PBKB) today announced that Institutional Shareholder Services (ISS) has recommended that shareholders vote FOR the Company's slate of nominees to the Board and AGAINST the nominees of the dissident Kingston Group. People's Annual Meeting of Stockholders is scheduled for June 16, 2000.

Institutional Shareholder Services, based in Rockville, MD, is an independent advisor to institutional investors and provides proxy research, proxy voting recommendations and voting agent services.

In its report ISS concludes that it "finds little reason to support the dissident campaign, based upon the following: (1) the company has not underperformed its peers from an operating perspective; (2) the company's stock price has substantially outperformed both its peer group and the broader market over the longer term; (3) lack of management entrenchment; and (4) the low valuations assigned to savings banks may make it an inopportune time for a sale."

ISS also notes that "Over the three- and five-year periods ending Dec. 31, 1999, PB (People's Bancshares) shareholders have enjoyed total returns of 21.5 percent and 32.8 percent, respectively, versus 12.1 percent and 21.9 percent for the NASDAQ Bank Index. Over the same time period, the SNL Securities New England Thrift Index returned only 10.2 percent and 24.0 percent, respectively."

Richard S. Straczynski, President and Chief Executive Officer of People's Bancshares, said, "This endorsement from ISS comes on the heels of yesterday's positive recommendation from Proxy Monitor. We are obviously very pleased that professional advisors, who have no ties to either side in this proxy contest, have examined the points put forth by both the Board and the Kingston Group, have looked at the performance of the Company and the current management team and concluded that the best interests of the shareholders are served by the reelection of our Board's nominees and not by the Kingston Group. We urge all shareholders to support the current Board and vote only the WHITE proxy card."

People's Bancshares, Inc. is a unitary bank holding company whose principal business consists of People's Savings Bank of Brockton, an FDIC insured savings bank headquartered in Easton, MA. People's Mortgage Co., the primary subsidiary of the bank, conducts business in six states. People's Bancshares can be found on the Web at www.peoplessavingsbank.com.

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